Exhibit 99.1

Red Lobster® Olive Garden® Bahama Breeze® Smokey Bones®

www.darden.com

NEWS/INFORMATION
Corporate Affairs
P.O. Box 593330
Orlando, FL 32859

Contacts:
(Analysts)	Matthew Stroud	(407) 245-6458
(Media)	Jim DeSimone	(407) 245-4567

FOR RELEASE

May 5, 2007

10:00 AM ET

DARDEN RESTAURANTS ANNOUNCES INTENT TO SELL SMOKEY BONES;

EXPECTS PRE-TAX CHARGE OF APPROXIMATELY

$260 MILLION IN FOURTH QUARTER

ORLANDO, FL – Darden Restaurants, Inc., (NYSE: DRI) today announced its intention to sell its Smokey Bones restaurant operations. The Company estimates it will incur a pre-tax charge of approximately $260 million in the fourth quarter in connection with this action. Seventy-three operating Smokey Bones restaurants will be offered for sale, and the other 54 Smokey Bones and two Rocky River Grillhouse restaurants were closed today.

“This was a difficult decision because guests continue to give the Smokey Bones experience solid marks and there is a core of restaurants with good sales and earnings levels,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “However, the Smokey Bones concept and related business model was designed to be a nationally advertised brand. Since it is not on a path to achieving this vision, we have concluded that it is not a meaningful growth vehicle for Darden. As a result, we’ve decided to exit the Smokey Bones business and offer it and the related assets for sale. Even as we make this difficult decision, we appreciate the passion and commitment of the employees of Smokey Bones and we’re working to ensure that employees affected by the closures are given opportunities to transfer to other Darden locations. We are convinced this action is appropriate, timely and beneficial to our shareholders.”

The fourth-quarter estimated pre-tax charge of approximately $260 million includes a non-cash asset impairment charge of $235 million for all 129 restaurants and $25 million in other estimated costs related to the closure of 54 Smokey Bones restaurants and two Rocky River Grillhouse restaurants. The Company will immediately pursue a sale of the remaining 73 Smokey Bones restaurants, which are located primarily in the eastern half of the U.S. The Company’s financial statements will now include a line-item for discontinued operations that includes the charge related to this action as well as the operating results for all Smokey Bones and Rocky River Grillhouse restaurants. Based on projected proceeds from the sale of the business and certain closed restaurants, the total cash effect of the steps being taken is expected to be positive.

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Fiscal 2007 Outlook

The Company anticipates that diluted net earnings per share from continuing operations will be $2.48 to $2.52 in fiscal 2007 (which includes the impact of the adoption of SFAS 123R in the first quarter of fiscal 2007), or an increase of 11% to 12% over last year. Adjusted diluted net earnings per share from continuing operations in fiscal 2006 was approximately $2.24, compared to the previously reported diluted net earnings per share of $2.16, indicating an estimated net loss per share from discontinued operations of $0.08. The Company anticipates that the diluted net loss per share from discontinued operations for fiscal 2007 will be approximately $1.16 to $1.21, which includes the fourth quarter estimated charge related to this action.

Reconciliation of Estimated Diluted Net Earnings Per Share

	Fiscal Year 2006		Fiscal Year 2007
Diluted EPS	As Previously Reported	Adjusted *	Previous Guidance	Revised * Guidance
Continuing Operations	$2.16	$2.24	$2.38 - $2.42	$2.48 - $2.52

Discontinued Operations	$0.00	$(0.08)	—	$(1.16	) - ($1.21)

Total	$2.16	$2.16

*	Preliminary Estimates

Growth and Capital Management Strategies

“Olive Garden and Red Lobster are two well-established brands that provide us with strong cash flow, and central to our growth strategy is making the investments required to realize their full potential,” said Otis. “The growth delivered by Olive Garden and Red Lobster will be complemented by prudent expansion of both Bahama Breeze and Seasons 52. And, we also remain interested in adding a proven growth concept with meaningful ultimate sales and earnings potential.”

“From a capital structure perspective, our goal has always been to ensure that we’re able to support our growth strategy,” said Brad Richmond, Darden’s Chief Financial Officer. “Going forward, our target debt leverage ratio will range from 55% to 65%, up from our previous 40% to 50% target range. This modification of our capital structure, which we expect to implement over the course of fiscal 2008, which begins May 28, 2007, will enable us to invest appropriately in our existing businesses, preserve financial flexibility to pursue acquisitions that meet our criteria, and return excess cash to our shareholders.”

Darden Restaurants, Inc. will hold a conference call to discuss these events on Monday, May 7 at 11:00 a.m. Eastern time. There will be an on-line simulcast of the conference call available at the Company’s website, www.darden.com. The archived webcast will also be available on the home page of the Company’s website through May 13, 2007. Participants will have the opportunity to listen to the conference call over the Internet by going to www.darden.com and clicking on Investor Relations or by going to www.videonewswire.com/event.asp?id=39624. Participants are encouraged to go to the selected website at least 15 minutes early to register, download, and install any necessary audio software.

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Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates almost 1,400 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones, and Seasons 52® restaurants with annual sales of $5.7 billion.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements including the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, weather, risks associated with our plans to continue to improve financial performance at Bahama Breeze to support new restaurant growth, the closure of certain Smokey Bones restaurants and the anticipated sale of the remaining Smokey Bones restaurants, and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

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